Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and
Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES FIRST QUARTER RESULTS

Santa Monica, CA (5/09/06) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2006 which included funds from operations (“FFO”) per share – diluted increasing 6% to $1.05 compared to $.99 for the quarter ended March 31, 2005. Total FFO – diluted increased to $90.1 million for the quarter compared to $76.0 million for the quarter ended March 31, 2005. The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended March 31, 2006 was $7.5 million or $.11 per share-diluted compared to $18.1 million or $.30 per share-diluted for the quarter ended March 31, 2005. A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

•      During the quarter, Macerich signed 470,000 square feet of specialty store leases at average initial rents of $37.59 per square foot. Starting base rent and charges on new lease signings were 15.1% higher than the expiring base rent and charges.

•      Total same center tenant sales, for the quarter ended March 31, 2006, were up 4.8% compared to sales for the quarter ended March 31, 2005.

•      Portfolio occupancy at March 31, 2006 was 92.5% compared to 92.2% at March 31, 2005. On a same center basis, occupancy increased to 92.6% at March 31, 2006 compared to 92.2% at March 31, 2005.

•      Same center earnings before interest, taxes, depreciation and amortization were up 7.6% compared to the quarter ended March 31, 2005.

•      In January, the Company issued 10.95 million shares of common stock. The net proceeds of $747 million were used primarily to pay down floating rate debt. As a result of paying off the floating rate debt, a $1.8 million loss on early extinguishment of debt adversely impacted FFO for the quarter.

Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by strong fundamentals in our business with continued high occupancy levels and solid leasing activity. This was illustrated by good leasing volume and excellent releasing spreads. Our refinancing efforts and equity offering during the quarter have allowed us to significantly strengthen our balance sheet. We are very well positioned to take advantage of the pipeline of development and redevelopment opportunities in our existing portfolio. Those opportunities have been greatly enhanced by the recent agreement with Federated to acquire 11 of their stores located at some of our most productive properties.”

Redevelopment and Development Activity

At Fresno Fashion Fair, an 87,000 square foot lifestyle center expansion to the existing mall continues on schedule. The first section, which included The Cheesecake Factory, opened in December. Completion of the balance of the project is expected in summer 2006. New tenants in the expansion include Anthropologie, Bebe, Bebe Sport, Cheesecake Factory, Chico’s, Fleming’s Steakhouse, Lucky Brand Jeans and Sephora. Currently, over 95% of this new space is committed.

Construction of the 877,000 square foot shopping district in Boulder, Colorado known as Twenty Ninth Street continues. Leasing has been strong and the project is currently 83% committed.  Retail tenants include Ann Taylor Loft, Apple, Bath and Body Works, California Pizza Kitchen, Puma, JJill, Victoria Secret, and White House/Black Market joining anchors Macy’s department store, Wild Oats, Home Depot, and Century Theatres and an array of additional specialty stores and restaurants. Twenty Ninth Street is scheduled to open in phases starting in Fall 2006.

Construction began on the 430,000 square foot Village at Flagstaff, a 45 acre project adjacent to Flagstaff Mall. The site plan consists of large format retailers and a 12 screen theatre. The project is expected to be completed in phases starting in Fall 2007.

At Westside Pavilion in Los Angeles construction has started on the redevelopment of the western portion of the center that will include a 12 screen state of the art Landmark Theatre, a Barnes and Noble and restaurants. The estimated completion of the redevelopment is Fall 2007.

In February, construction began on the SanTan Village regional shopping center in Gilbert, Arizona. The center is an outdoor open air streetscape project planned to contain in excess of 1.2 million square feet on 120 acres. The center will be anchored by Dillard’s, Harkins Theatres and will contain a lifestyle shopping district featuring retail, office, residential and restaurants. It is also anticipated that an additional department store will also anchor this center. The project is scheduled to open in phases starting in Fall 2007 with the retail phases expected to be completed by late 2008.

Financing Activity

The $79.9 million floating rate mortgage on Salisbury Center was refinanced with a $115 million 5.79% 10 year fixed rate loan.

The refinancing of the IBM portfolio, a group of 12 malls owned in joint venture by Macerich and Simon Property Group, is scheduled to close in mid-May. The total debt of $626 million (of which $268 million is floating) has an average interest rate of 6.5% today and is secured by all 12 of the properties. A series of seven new 10 year fixed rate loans totaling $796 million at an average rate of 5.81% is expected to close on May 10. The mortgaged properties will be Eastland Mall, Empire Mall, Granite Run Mall, Rushmore Mall, Mesa Mall, Southern Hills Mall and Valley Mall. After the financing, five of the malls in the portfolio will not be encumbered by a mortgage.

Earnings Guidance

Management is reaffirming its prior guidance for FFO-diluted per share for 2006 in the range of $4.50 to $4.60.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 84% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 80 million square feet of gross leaseable area consisting primarily of interests in 76 regional malls. Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com. The call begins today, May 9, 2006 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months Ended March 31		For the Three Months Ended March 31		For the Three Months Ended March 31
	Unaudited				Unaudited
Results of Operations:	2006	2005	2006	2005	2006	2005
Minimum Rents	$133,587	$94,796	$(3,824)	$(3,523)	$129,763	$91,273
Percentage Rents	2,967	2,805	(38)	(35)	2,929	2,770
Tenant Recoveries	67,406	46,193	(1,494)	(1,366)	65,912	44,827
Management Companies Revenues	7,257	5,277	—	—	7,257	5,277
Other Income	6,947	5,146	(152)	(120)	6,795	5,026
Total Revenues	218,164	154,217	(5,508)	(5,044)	212,656	149,173

Shopping center and operating expenses	68,629	48,964	(2,168)	(1,952)	66,461	47,012
Management Companies’ operating expenses (c)	14,714	11,047	—	—	14,714	11,047
Depreciation and amortization	63,539	37,653	(1,590)	(1,494)	61,949	36,159
General, administrative and other expenses	3,698	2,652	—	—	3,698	2,652
Income tax expense (benefit)	(533)	(509)	—	—	(533)	(509)
Interest expense	71,966	42,564	(816)	(607)	71,150	41,957
Loss on early extinguishment of debt	1,782	—	—	—	1,782	—
Gain (loss) on sale or writedown of assets	(502)	1,605	—	(297)	(502)	1,308
Pro rata income (loss) of unconsolidated entities (c)	21,016	11,246	—	—	21,016	11,246
Income (loss) of the Operating Partnership from continuing operations	14,883	24,697	(934)	(1,288)	13,949	23,409

Discontinued Operations:
Gain (loss) on sale of asset	—	—	—	297	—	297
Income from discontinued operations	—	—	934	991	934	991
Income before minority interests	14,883	24,697	—	—	14,883	24,697
Income allocated to minority interests	1,460	4,199			1,460	4,199
Net income before preferred dividends	13,423	20,498	—	—	13,423	20,498
Preferred dividends and distributions (a)	5,970	2,358			5,970	2,358
Net income to common stockholders	$7,453	$18,140	$0	$0	$7,453	$18,140

Average number of shares outstanding - basic	68,738	58,865			68,738	58,865
Average shares outstanding, assuming full conversion of OP Units (d)	82,518	73,284			82,518	73,284
Average shares outstanding - diluted for FFO (d)	86,145	76,912			86,145	76,912

Net income per share - diluted before discontinued operations					$0.10	$0.28
Net income per share - basic	$0.11	$0.31			$0.11	$0.31
Net income per share - diluted	$0.11	$0.30			$0.11	$0.30
Dividend declared per share	$0.68	$0.65			$0.68	$0.65
Funds from operations “FFO” (b) (d)- basic	$87,647	$73,596			$87,647	$73,596
Funds from operations “FFO” (a) (b) (d) - diluted	$90,113	$75,954			$90,113	$75,954
FFO per share- basic (b) (d)	$1.07	$1.01			$1.07	$1.01
FFO per share- diluted (a) (b) (d)	$1.05	$0.99			$1.05	$0.99
percentage change					5.93%

(a)   On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for purposes of net income per share for 2006 and 2005 as they would be antidilutive to those calculations.

The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)   The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three months ended March 31, 2006 and 2005 by $0.1 million and $1.6 million, respectively, or by $.00 per share and $.02 per share, respectively. Additionally, SFAS 141 increased FFO for the three months ended March 31, 2006 and 2005 by $4.6 million and $2.4 million, respectively or by $.05 per share and $.03 per share, respectively.

(c)   This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented. Certain reclassifications have been made in the 2005 financial highlights to conform to the 2006 financial highlights presentation.

(d)   The Macerich Partnership, LP has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding common stock options and restricted stock using the treasury method. Also assumes conversion of MACWH, LP units to the extent they are dilutive to the calculation. For the three months ended March 31, 2006, the MACWH, LP units were antidilutive to FFO.

(e)   In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

On January 5, 2005, the Company sold Arizona Lifestyle Galleries. The sale of this property resulted in a gain on sale of $0.3 million. Additionally, the results of Crossroads Mall in Oklahoma and Scottsdale 101 in Arizona for the three months ended March 31, 2006 and 2005 have been reclassified to discontinued operations as the Company has identified these assets for disposition.

	March 31, 2006	December 31, 2005
	(UNAUDITED)
Summarized Balance Sheet Information
Cash and cash equivalents	$66,808	$155,113
Investment in real estate, net (h)	$5,671,809	$5,438,496
Investments in unconsolidated entities (i)	$1,074,590	$1,075,621
Total Assets	$7,304,366	$7,178,944
Mortgage and notes payable	$4,862,398	$5,424,730
Pro rata share of debt on unconsolidated entities	$1,461,244	$1,438,960

Total common shares outstanding at quarter end:	71,358	59,942
Total preferred shares outstanding at quarter end:	3,627	3,627
Total partnership/preferred units outstanding at quarter end:	16,463	16,647

	March 31,	March 31,
	2006	2005
Additional financial data as of:
Occupancy of centers (f)	92.50%	92.20%
Comparable quarter change in same center sales (f) (g)	5.90%	5.80%

Additional financial data for the three months ended:
Acquisitions of property and equipment - including joint ventures at prorata	$244,520	$55,606
Redevelopment and expansions of centers- including joint ventures at prorata	$38,004	$31,523
Renovations of centers- including joint ventures at prorata	$11,622	$7,509
Tenant allowances- including joint ventures at prorata	$3,814	$7,294
Deferred leasing costs- including joint ventures at prorata	$7,707	$4,404

(f)    excludes redevelopment properties-  29th Street Center, Parklane Mall and Santa Monica Place.

(g)   includes mall and freestanding stores.

(h)   includes construction in process on wholly owned assets of $186,214 at March 31, 2006 and $162,157 at December 31, 2005.

(i)    includes the Company’s prorata share of construction in process on unconsolidated entities of $103,286 at March 31, 2006 and $98,180 at December 31, 2005.

PRORATA SHARE OF JOINT VENTURES

	For the Three Months Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
(Unaudited)	2006	2005

Revenues:
Minimum rents	$58,370	$44,566
Percentage rents	2,628	1,907
Tenant recoveries	27,603	19,160
Other	3,537	2,819
Total revenues	92,138	68,452
Expenses:
Shopping center expenses	31,158	23,322
Interest expense	19,461	16,821
Depreciation and amortization	20,579	17,495
Total operating expenses	71,198	57,638
Gain on sale or writedown of assets	—	288
Equity in income of joint venture	76	144
Loss on early extinguishment of debt	—
Net income	$21,016	$11,246

RECONCILIATION OF NET INCOME TO FFO(b)(e)

	For the Three Months
	Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2006	2005
Net income - available to common stockholders	$7,453	$18,140

Adjustments to reconcile net income to FFO- basic
Minority interest in the operating partnership	1,460	4,199
(Gain) loss on sale of consolidated assets	502	(1,605)
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	—	(288)
plus gain on land sales - consolidated assets	121	1,308
plus gain on land sales- unconsolidated assets	—	288
Depreciation and amortization on consolidated assets	63,539	37,653
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,975)	(421)
Depreciation and amortization on joint ventures (pro rata)	20,579	17,495
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(4,032)	(3,173)

Total FFO - basic	87,647	73,596

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,466	2,358
Non-Participating Preferred units - dividends	n/a	n/a
Participating Preferred units - dividends	n/a	n/a
FFO - diluted	$90,113	$75,954

	For the Three Months
	Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2006	2005
Reconciliation of EPS to FFO per diluted share:
Earnings per share	$0.11	$0.30
Per share impact of depreciation and amortization real estate	$0.95	$0.71
Per share impact of gain on sale of depreciated assets	$0.01	$0.00
Per share impact of preferred stock not dilutive to EPS	$(0.02)	$(0.02)
Fully Diluted FFO per share	$1.05	$0.99

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBITDA

	For the Three Months
	Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2006	2005

Net income - available to common stockholders	$7,453	$18,140

Interest expense	71,966	42,564
Interest expense - unconsolidated entities (pro rata)	19,461	16,821
Depreciation and amortization - consolidated centers	63,539	37,653
Depreciation and amortization - unconsolidated entities (pro rata)	20,579	17,495
Minority interest	1,460	4,199
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(2,427)	(538)
Loss on early extinguishment of debt	1,782	—
Loss on early extinguishment of debt - unconsolidated entities (pro rata)	—	—
Loss (gain) on sale of assets - consolidated assets	502	(1,605)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	—	(288)
Income tax (benefit) expense	(533)	(509)
Preferred dividends	5,970	2,358

EBITDA(j)	$189,752	$136,290

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months
	Ended March 31
	(UNAUDITED)
	(All amounts in thousands)
	2006	2005

EBITDA (j)	$189,752	$136,290

Add: REIT general and administrative expenses	3,698	2,652
Management Companies’ revenues	(7,257)	(5,277)
Management Companies’ operating expenses (c)	14,714	11,047
EBITDA of non-comparable centers	(55,044)	(9,121)

SAME CENTERS - Net operating income (“NOI”) (k)	$145,863	$135,591

(j)    EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)   The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.